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                                                                      exhibit j

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 73 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 2007, relating the financial statements and financial highlights appearing in the December 31, 2006 Annual Report to Shareholders of CGM Capital Development Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2007